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                                                                    Exhibit 99.1

        [CART logo]
        CHAMPIONSHIP AUTO RACING TEAMS

CONTACT:  THOMAS L. CARTER (317) 715-4195

CHAMPIONSHIP AUTO RACING TEAMS, INC. ANNOUNCES IT HAS ENTERED INTO AN ASSET PURCHASE AGREEMENT WITH OPEN WHEEL RACING SERIES

CHAMPIONSHIP AUTO RACING TEAMS, INC. AND OPEN WHEEL RACING SERIES TERMINATE PREVIOUSLY ANNOUNCED MERGER


INDIANAPOLIS, IN - (December 16, 2003) - Championship Auto Racing Teams, Inc. ("Championship" or "Company") (OTCBB: CPNT.OB) announced today that it has entered into an Asset Purchase Agreement ("the Agreement") with Open Wheel Racing Series ("OWRS"). The Agreement would allow OWRS to purchase the assets of CART, Inc. ("CART") needed to operate the Champ Car World Series and the stock of Pro-Motion Agency, Inc., a Championship subsidiary that operates the Toyota Atlantics series. In addition, OWRS will assume from Championship and CART their rights and obligations under certain promoter, sponsor and other contracts. If the transaction is completed, OWRS intends to continue to operate the Champ Car World Series and the Toyota Atlantic series. The total consideration that will be paid if the agreement is completed is $3.0 million less $1.5 million in 2003 prize money to teams who are not affiliated with OWRS; which is an obligation of CART being assumed by OWRS.


The Agreement also terminates the previously announced merger agreement that had been entered into between Championship and OWRS on September 10, 2003. As a result, Championship will cancel the special meeting of its stockholders regarding the merger agreement that was scheduled to occur on December 19, 2003. It was reported previously that representatives of OWRS had advised Championship it did not believe that certain conditions to close the merger agreement were going to be met and, therefore, the merger would not be completed. Championship considered OWRS's position and believes that the closing condition requiring the absence of a material adverse effect could not be satisfied because of a decrease in the number of teams planning on participating in the 2004 season.


Christopher R. Pook, Championship's president and chief executive officer stated, "We are very disappointed that the conditions of the merger could not be satisfied. We nevertheless believe this new transaction is Championship's best available option and intend to move forward diligently and promptly."


The Agreement requires CART to commence a case under Chapter 11 of the U.S. Bankruptcy Code. The filing will include a motion asking the Bankruptcy Court to approve the sale of CART's assets pursuant to the Agreement. It is anticipated that CART, Inc.'s filing with the bankruptcy court could be as early as December 16, 2003.


CART will continue to operate its business as a debtor-in-possession during the court supervised sales process. Assuming the sale is completed, Championship will then proceed to wind up its business affairs.

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The Agreement is subject to a number of conditions, including the absence of injunctions, the accuracy of representations and warranties in all material respects, performance of material obligations and the issuance of a final approval of the bankruptcy court in accordance with the provisions of the Agreement, including obtaining any third party consents to the extent required to obtain such final approval. If the Agreement is not able to be completed, Championship's Board of Directors would evaluate alternatives to the Agreement, including ceasing operations, winding up the companies affairs and liquidating its remaining assets.


Open Wheel Racing Series is a newly formed holding company owned indirectly by a group of investors including Gerald R. Forsythe, Kevin Kalkhoven and Paul Gentilozzi. OWRS currently has beneficial ownership of 3,377,400 shares of Championship common stock, approximately 22.9% of the outstanding shares of Championship.


ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.


Championship Auto Racing Teams, Inc. (OTCBB: CPNT.OB) owns, operates and markets the Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing competed with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Walker Racing LLC, (Reynard) and Bridgestone/Firestone North American Tire, LLC. The 18-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford was broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.


SAFE HARBOR STATEMENT


Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "forecast," "intend," "could," "would," "estimate," or "continue" or the negative variation thereof or comparable terminology are intended to identify forward looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. The risks and uncertainties to be considered include, but are not limited to, the failure of the proposed transaction with Open Wheel to be completed for any reason, CART, Inc.'s new co-promoted and self-promoted events; new television and advertising arrangements; the success of events in new venues; participation by race teams; the current uncertain economic environment and weak advertising market; and availability in capital; among others. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's SEC filings made from time to time, including, but not limited to, the Form 10-K for the year ended December 31, 2002, as amended, and subsequent 10-Qs. Copies of those filings are available from the Company and the Company's website at www.champcarworldseries.com and the SEC and the SEC's website at www.sec.gov.